THE WARRANT REPRESENTED HEREBY AND THE SHARES OF STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND CANNOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR PET EXPRESS SUPPLY, INC. RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR PET EXPRESS SUPPLY, INC. THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.

PET EXPRESS SUPPLY, INC.

WARRANT TO PURCHASE [         ] SHARES OF COMMON STOCK

July __, 2008	Warrant No.

For value received, PET EXPRESS SUPPLY, INC., a Nevada corporation (PXPS.OB) (the “Corporation”), hereby certifies that [INSERT NAME OF INVESTOR], or his, her or its registered transferees, successors or assigns (each person or entity holding all or part of this Warrant being referred to as a “Holder”), is the registered holder of warrants to subscribe for and purchase [___________ (________)] shares (as adjusted pursuant to Section 3 hereof, the “Warrant Shares”) of the fully paid and Common Stock, $0.001 par value per share (the “Common Stock”), of the Corporation, at a purchase price per share initially equal to Four and Fifty Hundredths Dollars ($4.50) (the “Exercise Price”) on or before, 5:00 P.M., Eastern Time, on July 31, 2013 (the “Expiration Date”), subject to the provisions and upon the terms and conditions hereinafter set forth. As used herein, the term “Business Day” means any day other than a Saturday or Sunday on which commercial banks located in New York, New York are open for the general transaction of business.

This Warrant is issued pursuant to that certain Loan and Security Agreement dated as of July 25, 2008, by and among the Corporation and the lenders named therein (the “Loan Agreement”), a copy of which is on file at the principal office of the Corporation. This Warrant is one of several warrants representing the right to purchase Common Stock issuable pursuant to and contemplated by the Loan Agreement.

Section 1.  Exercise.

(a)  Method of Exercise; Payment; Issuance of New Warrant.

(i)  Subject to the provisions hereof, the Holder may exercise this Warrant, in whole or in part and from time to time, by the surrender of this Warrant (with the Notice of Exercise attached hereto as Appendix A duly executed) at the principal office of the Corporation, or such other office or agency of the Corporation as it may reasonably designate by written notice to the Holder, during normal business hours on any Business Day, and the payment by the Holder by cash, certified check payable to the Corporation or wire transfer of immediately available funds to an account designated to the exercising Holder by the Corporation of an amount equal to the then applicable Exercise Price multiplied by the number of Warrant Shares then being purchased, or in the event of a cashless exercise pursuant to Section 1(b) below, with the Net Issue Election Notice attached hereto as Appendix B duly executed and completed. On the date on which the Holder shall have satisfied in full the Holder’s obligations set forth herein regarding an exercise of this Warrant (provided such date is prior to the Expiration Date), the Holder (or such other person or persons as directed by the Holder) shall be treated for all purposes as the holder of record of such Warrant Shares as of the close of business on such date.

(ii)  In the event of any exercise of the rights represented by this Warrant, certificates for the whole number of shares of Common Stock so purchased shall be delivered to the Holder (or such other person or persons as directed by the Holder) as promptly as is reasonably practicable (but not later than three (3) Business Days) after such exercise at the Corporation’s expense, and, unless this Warrant has been fully exercised, a new Warrant representing the number of whole Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder as soon as reasonably practicable thereafter (but not later than three (3) Business Days) after such exercise.

(b)  Cashless Right to Convert Warrant into Common Stock. In addition to and without limiting the rights of the Holder hereof under the terms of this Warrant, at any time after the date six months following the issuance date hereof, if the Common Stock is then listed on a national stock exchange or is included in The Nasdaq Stock Market, Inc. (“Nasdaq”), the Over-the-Counter Bulletin Board or the “pink sheets”, and if the shares of Common Stock covered by this Warrant are not registered under an effective registration statement, the Holder may elect to receive, without the payment by the Holder of the Exercise Price, Warrant Shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant (or such portion of this Warrant being so exercised) together with the Net Issue Election Notice annexed hereto as Appendix B duly executed and completed, at the office of the Corporation, or such other office or agency of the Corporation as it may reasonably designate by written notice to the Holder, during normal business hours on any Business Day. Thereupon, the Corporation shall issue to the Holder such number of fully paid, validly issued and nonassessable Warrant Shares, as is computed using the following formula:

X= Y(A-B)
A

where

X = the number of shares of Common Stock to be issued to the Holder (or such other person or persons as directed by the Holder) upon such exercise of the rights under this Section 1(b)

Y = the total number of shares of Common Stock covered by this Warrant which the Holder has surrendered for cashless exercise

A = the “Fair Market Value” of one share of Common Stock on the date that the Holder delivers the Net Issue Election Notice to the Corporation as provided herein

B = the Exercise Price in effect under this Warrant on the date that the Holder delivers the Net Issue Election Notice to the Corporation as provided herein

For purposes of this Section 1(b), the “Fair Market Value” of a share of Common Stock as of a particular date (the “Valuation Date”) shall mean the following: (w) if the Common Stock is then listed on a national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Fair Market Value shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded; (x) if the Common Stock is then included in Nasdaq, the closing sale price of one share of Common Stock on Nasdaq on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on Nasdaq as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Fair Market Value shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded; (y) if the Common Stock is then included in the Over-the-Counter Bulletin Board, the closing sale price of one share of Common Stock on the Over-the-Counter Bulletin Board on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the Over-the-Counter Bulletin Board as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Fair Market Value shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded, or (z) if the Common Stock is then included in the “pink sheets”, the closing sale price of one share of Common Stock on the “pink sheets” on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the “pink sheets” as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Fair Market Value shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded.

(c) Exercise Limitations. The Corporation shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 1 or otherwise, to the extent that after giving effect to the issuance of Common Stock after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other person or entity acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Corporation is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 1(c) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 1(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report, as the case may be, (B) a more recent public announcement by the Corporation or (C) any other notice by the Corporation or the Corporation’s Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 1(c), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 1(c) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 2.  Reservation of Shares; Stock Fully Paid. The Corporation shall keep reserved a sufficient number of shares of the authorized and unissued shares of Common Stock to provide for the exercise of the rights of purchase represented by this Warrant in compliance with its terms. All Warrant Shares issued upon exercise of this Warrant shall be, at the time of delivery of the certificates for such Warrant Shares upon payment in full of the Exercise Price therefor in accordance with the terms of this Warrant (or proper exercise of the cashless exercise rights contained in Section 1(b) hereof), duly authorized, validly issued, fully paid and nonassessable shares of Common Stock. The Corporation shall, during all times prior to the Expiration Date when the shares of Common Stock issuable upon the exercise of this Warrant are authorized for listing or quotation on any national securities exchange (or Nasdaq, the Over-the-Counter Bulletin Board or the “pink sheets”, as the case may be), keep the shares of Common Stock issuable upon the exercise of this Warrant authorized for listing or quotation on such national securities exchange (or Nasdaq, the Over-the-Counter Bulletin Board or the “pink sheets”, as the case may be).

Section 3.  Adjustments and Distributions. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall each, in certain instances, be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)  If the Corporation shall, at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares, then the number of Warrant Shares purchasable upon exercise of this Warrant and the Exercise Price in effect immediately prior to the date upon which such change shall become effective shall be proportionally adjusted by the Corporation so that the Holder thereafter exercising this Warrant shall be entitled to receive the number of shares of Common Stock which the Holder would have received if this Warrant had been exercised immediately prior to such event upon payment of an Exercise Price that has been proportionally adjusted to reflect such event. Such adjustments shall be made successively whenever any event listed above shall occur.

(b)  If any recapitalization, reclassification or reorganization of the capital stock of the Corporation (other than a change in par value or a subdivision or combination as provided for in Section 3(a) above) shall be effected in such a manner (including, without limitation, in connection with any consolidation or merger), that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property (a “Reorganization”), then, as a result of such Reorganization, the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Corporation immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) upon the proper exercise of this Warrant, such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In the event of any Reorganization, appropriate provision shall be made by the Corporation with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of Warrant Shares) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The provisions of this Section 3(b) shall similarly apply to successive Reorganizations.

(c)  If any sale, transfer or other disposition (other than the granting of liens and/or security interests) of all or substantially all of the Corporation’s assets to another entity shall be effected, then, the Holder shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Corporation immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) upon the proper exercise of this Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of this Warrant, had such sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made by the Corporation with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Exercise Price and of the number of Warrant Shares) shall thereafter be applicable, as nearly equivalent as may be practicable, in relation to any shares of stock, securities or properties thereafter deliverable upon the exercise hereof.

(d)  In case the Corporation shall fix a payment date for the making of a distribution to all holders of Common Stock of evidences of indebtedness or assets (other than dividends or distributions referred to in Section 3(a) hereof), or subscription rights or warrants, the Exercise Price to be in effect after such payment date shall be determined by multiplying the Exercise Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the fair market value per share of Common Stock immediately prior to such payment date, less the fair market value of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants (in each case, as such fair market value is determined in good faith by the Board of Directors of the Corporation (the “Board”)), and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such fair market value per share of Common Stock immediately prior to such payment date. Such adjustment shall be made successively whenever such a payment date is fixed. In the event that any dividend or distribution for which this Section 3(d) would require an adjustment is not so paid or made, the Exercise Price shall be adjusted to be the Exercise Price which would then be in effect if such dividend or distribution had not been declared.

(e)  In the event that, as a result of an adjustment made pursuant to this Section 3, the Holder shall become entitled to receive any shares of capital stock of the Corporation other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

(f)  Common Stock Issuances.  For a period commencing on the date of the Loan Agreement and continuing until the second anniversary thereof, if the Corporation or any of its subsidiaries (A) issues or sells any Common Stock or any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock (“Convertible Securities”), or (B) directly or indirectly effectively reduces the conversion, exercise or exchange price for any Convertible Securities which are currently outstanding (other than pursuant to terms existing on the date hereof), at or to an effective Per Share Selling Price (the “Lower Per Share Selling Price”) which is less than the then applicable Exercise price, then in each such case, the Exercise price in effect immediately prior to such issue or sale or record date shall be automatically reduced effective concurrently with such issue or sale to the Lower Per Share Selling Price (which figure shall be appropriately and equitably adjusted as provided herein for stock splits, stock dividends, and similar events). The foregoing provisions of this subsection shall not apply to issuances or sales of (x) Common Stock upon conversion, exercise or exchange of Convertible Securities outstanding on the issuance date hereof in accordance with the terms in effect on such issuance date, (y) Common Stock or Convertible Securities under the Corporation’s duly adopted stock option and bonus plans for employees and directors, or (z) Common Stock or Convertible Securities issued in a merger/acquisition transaction to which the Corporation is a party. For the purposes of the foregoing adjustments, in the case of the issuance of any Convertible Securities, the maximum number of shares of Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Convertible Securities. For purposes of this Section 3(c)(iv), if an event occurs that triggers more than one of the above adjustment provisions, then only one adjustment shall be made and the calculation method which yields the greatest downward adjustment in the affected Exercise price shall be used.

“Per Share Selling Price” shall include the amount actually paid by any Person for each share of Common Stock in a sale or issuance by the Corporation. In the event a fee is paid by the Corporation in connection with such transaction directly or indirectly to such Person being sold or issued such securities or its affiliates (other than for transaction expenses up to $50,000), any such fee shall be deducted from the selling price pro rata to all shares sold in the transaction to arrive at the Per Share Selling Price. A sale of shares of Common Stock shall include the sale or issuance of rights, options, warrants or convertible, exchangeable or exercisable securities under which the Corporation is or may become obligated to issue shares of Common Stock, and in such circumstances the Per Share Selling Price of the Common Stock covered thereby shall also include the exercise, exchange or exercise price thereof (in addition to the consideration received by the Corporation upon such sale or issuance less the fee amount as provided above). In case of any such security issued in a Variable Rate Transaction or an MFN Transaction, the Per Share Selling Price shall be deemed to be the lowest conversion or exercise price at which such securities are converted or exercised or might have been converted or exercised in the case of a Variable Rate Transaction, or the lowest adjustment price in the case of an MFN Transaction, over the life of such securities. If shares are issued for a consideration other than cash, the Per Share Selling Price shall be the fair value of such consideration as determined in good faith by independent certified public accountants mutually acceptable to the Corporation and the Purchaser.

(g)  Notice of Adjustments. With each adjustment pursuant to this Section 3, the Corporation shall deliver a certificate signed by its chief financial or executive officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and the number of Warrant Shares purchasable hereunder after giving effect to such adjustment, which shall be mailed by first class mail, postage prepaid to the Holder.

Section 4.  Transfer Taxes. The Corporation will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of this Warrant; provided, however, that the Corporation shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the registered holder of this Warrant in respect of which such shares are issued, and in such case, the Corporation shall not be required to issue or deliver any certificate for Warrant Shares until the person requesting the same has paid to the Corporation the amount of such tax or has established to the Corporation’s reasonable satisfaction that such tax has been paid.

Section 5.  Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Corporation shall issue in exchange and substitution, and upon cancellation, of the mutilated Warrant, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction of this Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Corporation.

Section 6.  Fractional Shares. In lieu of any fractional shares of Common Stock that may be issuable in connection with any exercise or cashless exercise hereunder, the Corporation may elect to make a cash payment therefor to the Holder (or such other person or persons as directed by the Holder) based on the fair market value of a share of Common Stock (as determined in good faith by the Board) as of the date of exercise or cashless exercise of this Warrant.

Section 7.  Compliance with Securities Act and Legends. The Holder, by acceptance hereof, agrees that this Warrant and the shares of Common Stock to be issued upon exercise hereof, are being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Warrant, or any shares of Common Stock to be issued upon exercise hereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, as amended, or any state’s securities laws. All shares of Common Stock issued upon exercise of this Warrant (unless registered under the Securities Act of 1933) shall be stamped or imprinted with a legend as follows:

“THIS SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE (THE “LAWS”) AND CANNOT BE SOLD OR TRANSFERRED UNLESS AND UNTIL (I) THEY ARE SO REGISTERED UNDER THE ACT OR THE LAWS OR (II) THE HOLDER FURNISHES THE CORPORATION WITH AN OPINION OF COUNSEL, WHICH OPINION IS ACCEPTABLE TO THE CORPORATION, SUCH ACCEPTANCE NOT TO BE UNREASONABLY WITHHELD, DELAYED OR CONDITIONED, THAT REGISTRATION UNDER THE ACT OR THE LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED SALE OR TRANSFER.”

Section 8.  Rights as a Stockholder. No Holder, as such, shall be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Corporation which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Corporation or any right to vote for the election of the directors or upon any matter submitted to stockholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise, until this Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

Section 9.  Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Corporation and the then current Holder, and such change, waiver, discharge or termination shall be binding on any future Holder.

Section 10.  Notices. Unless otherwise specifically provided herein, all communications under this Warrant shall be in writing and shall be deemed to have been duly given (a) on the date personally delivered to the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to a number provided to a party specifically for such purposes and the sending party receives confirmation of the completion of such transmission, (c) on the Business Day after delivery to Federal Express or similar overnight courier which utilizes a written form of receipt, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to each such Holder at its address as shown on the books of the Corporation or to the Corporation at the address indicated therefor on the signature page of this Warrant. Any party hereto may change its address for purposes of this Section 10 by giving the other party written notice of the new address in the manner set forth herein.

Section 11.  Descriptive Headings. The descriptive headings contained in this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

Section 12.  Governing Law. The validity, interpretation and performance of this Warrant shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State, regardless of the law that might be applied under principles of conflicts of law. The Corporation and, by accepting this Warrant, the Holder, each irrevocably submits to the exclusive jurisdiction of the state and federal courts located in New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant. The Corporation and, by accepting this Warrant, the Holder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Corporation and, by accepting this Warrant, the Holder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 13.  Acceptance. Receipt of this Warrant by the Holder hereof shall constitute acceptance of and agreement to the foregoing terms and conditions.

Section 14.  No Impairment of Rights. The Corporation will not, by amendment of its Articles of Incorporation or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against material impairment.

Section 15.  Assignment. A Holder may transfer its rights hereunder, in whole or in part, to any other person provided that written notice is given to the Corporation of any such transfer and such transfer is in accordance with applicable law, including the securities laws, and such transfer is to an “accredited investor” as defined in the securities laws. Upon receipt by the Corporation of notice by a Holder of a permissible transfer of any portion of this Warrant in accordance with the terms hereof, the Corporation shall promptly deliver to such transferee a Warrant in the form hereof exercisable for the number of Warrant Shares the right of which to purchase has been transferred.

IN WITNESS WHEREOF, the Corporation has caused this Warrant to be executed on its behalf by one of its officers thereunto duly authorized.

PET EXPRESS SUPPLY, INC.

By:
Jonathan Bomser Chief Executive Officer

APPENDIX A

NOTICE OF EXERCISE

To: PET EXPRESS SUPPLY, INC.

1.  The undersigned hereby irrevocably elects to purchase [_____] shares of Common Stock of PET EXPRESS SUPPLY, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the aggregate Exercise Price of such shares in full, by [cash, certified check/wire transfer, or surrender of the originally executed Warrant] [select the applicable method of payment].

2.  Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

(Signature)

(Date)

3.  Please issue a new Warrant of equivalent form and tenor for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

Date:

(Warrantholder)

Name: (Print)

By:

APPENDIX B

Net Issue Election Notice

To: PET EXPRESS SUPPLY, INC.

Date: [_________________________]

The undersigned hereby elects under Section 1(b) of this Warrant to surrender the right to purchase [____________] shares of Common Stock pursuant to this Warrant and hereby requests the issuance of [_____________] shares of Common Stock. The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature

Name for Registration

Mailing Address

Please issue a new Warrant of equivalent form and tenor for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

Date:

(Warrantholder)

Name: (Print)

By: